EXHIBIT 4

THIS PROCEEDS IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR PROCEEDS IN CERTIFICATED FORM, THIS PROCEEDS MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO A NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS PROCEEDS IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO MERRILL LYNCH & CO., INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY PROCEEDS ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. R-1	5,920,000 Units
CUSIP: 59021S414	(each Unit representing $10 principal amount of PROtected Covered Call EnhancED Income NoteSSM)

MERRILL LYNCH & CO., INC.

PROtected Covered Call EnhancED Income NoteSSM

Linked to the S&P 500/DJ-AIG Commodity PROCEEDS Index

due July 6, 2010

(the “PROCEEDS”)

Merrill Lynch & Co., Inc., a Delaware corporation (hereinafter referred to as the “Company”, which term includes any successor corporation under the Indenture herein referred to), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, for each Unit the Interest Amount (as defined below) on each Interest Payment Date (as defined below). On July 6, 2010 (the “Stated Maturity”), the Company hereby promises to pay to CEDE & CO., or its registered assigns, a sum for each Unit equal to the sum of the principal amount of the PROCEEDS and the Supplemental Redemption Amount (as defined below), if any.

Payment or delivery per Unit of the above-referenced principal amount of the PROCEEDS and the Supplemental Redemption Amount, if any, and any interest on any overdue amount thereof with respect to this PROCEEDS and the Interest Amount, if any, shall be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

This PROCEEDS is one of the series of PROtected Covered Call EnhancED Income NoteSSM Linked to the S&P 500/DJ-AIG Commodity PROCEEDS Index due July 6, 2010.

Interest

The Company shall pay interest, if any, on each Unit of the PROCEEDS equal to the Interest Amount on the third Banking Business Day (as defined below) following each Commencement Date (as defined below) (each, an “Interest Payment Date”) and on the Stated Maturity. A “Commencement Date” shall mean the first Global Business Day (as defined below) following the Interest Determination Date (as defined below) for each month, beginning August 9, 2005. The Company shall pay interest to the persons in whose names the PROCEEDS are registered at the close of business on a “Regular Record Date”, which shall be the applicable Commencement Date.

The “Interest Amount” shall be the amount determined by the Calculation Agent (as defined below) as described in the definition of “Basket Unit Income” and related definitions in Annex A in a notice provided to the Trustee (as defined below) on or before the second Banking Business Day immediately following the Interest Determination Date of the applicable Monthly Calculation Period (as defined below).

“Monthly Calculation Period” means the period from and including a Commencement Date to, but excluding, the next Commencement Date, provided that the initial Monthly Calculation Period shall commence on, and include, July 6, 2005 and the final Monthly Calculation Period shall extend to, and include, the Valuation Date (as defined below).

A “Banking Business Day” means any day other than a Saturday or Sunday that is not a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

“Business Day” shall be any day on which the New York Stock Exchange (the “NYSE”), the American Stock Exchange, The Nasdaq Stock Market and the Chicago Board of Trade are open for trading.

“Global Business Day” means any day which is an Index Business Day (as defined below) for both Basket Indices (as defined below).

“Index Business Day” means, for each Basket Index, a day on which that Basket Index or any successor index is calculated and published.

An “Interest Determination Date” means for any month the 8th of that month; provided however, if the 8th of that month is not a Global Business Day, than the Interest Determination Date will be the next succeeding Global Business Day.

“Basket Indices” means the S&P 500 Index (the “Equity Index”) and the Dow Jones-AIG Commodity Index (the “Commodity Index”).

Payment on the Maturity Date

On the maturity date, a Holder shall receive a cash payment with respect to each Unit of the PROCEEDS equal to the sum of:

(i) the principal amount of $10;

2

and

(ii) the Supplemental Redemption Amount, if any.

The “Supplemental Redemption Amount” with respect to each Unit of this PROCEEDS shall be determined by the Calculation Agent and shall equal:

$10 X	(	Ending Value – Thershold Value	)
Thershold Value

provided, however, that in no event shall the Supplemental Redemption Amount be less than zero.

The “Ending Value” shall be determined by the Calculation Agent and shall equal the closing level of the Reference Index (as defined in Annex A) determined on the Valuation Date.

The “Threshold Value” equals 100.

The “Reference Index” has the meaning set forth in Annex A.

The “Valuation Date” shall be the seventh scheduled Global Business Day before the Stated Maturity, or if that day is not a Global Business Day, the next Global Business Day; provided, however, that if no Global Business Days occur between the seventh scheduled Global Business Day before the Stated Maturity and the second scheduled Global Business Day before the Stated Maturity, the Valuation Date shall be the second scheduled Global Business Day before the Stated Maturity, regardless of the occurrence of a Market Disruption Event (as defined below).

“Calculation Agent” means Merrill Lynch International.

All determinations made by the Calculation Agent shall be made in good faith and in a commercially reasonable manner by the Calculation Agent and, absent a determination of a manifest error, shall be conclusive for all purposes and binding on the Company, the Holders and the beneficial owners of this PROCEEDS.

“Market Disruption Event” means either of the following events as determined by the Calculation Agent:

(A)	the suspension of or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange (without taking into account any extended or after-hours trading session), in 20% or more of the stocks which then comprise the Equity Index or in 20% or more of the futures contracts used in the calculation of the Commodity Index, as the case may be, or any successor index; or

(B)

the suspension of or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange (without taking into account any extended or after-hours

3

trading session), whether by reason of movements in price otherwise exceeding levels permitted by the applicable exchange or otherwise, in option contracts or futures contracts related to a Basket Index or any successor index.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours in a trading day and/or number of days of trading shall not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the applicable exchange;

(2)	a limitation on trading imposed during the course of a day by reason of movements in price otherwise exceeding levels permitted by the applicable exchange shall constitute a Market Disruption Event;

(3)	a decision to permanently discontinue trading in the relevant futures or option contracts related to the applicable Basket Index, or any successor index, shall not constitute a Market Disruption Event;

(4)	a suspension in trading in a futures or option contract on the applicable Basket Index, or any successor index, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts or (c) a disparity in bid and ask quotes relating to those contracts shall constitute a suspension or material limitation of trading in futures or option contracts related to that Basket Index;

(5)	an absence of trading on the applicable exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(6)	for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent, will be considered “material”.

General

This PROCEEDS is one of a duly authorized issue of Securities of the Company, issued and to be issued under an Indenture, dated as of April 1, 1983, as amended and restated (herein referred to as the “Indenture”), between the Company and JPMorgan Chase Bank, N.A., as Trustee (herein referred to as the “Trustee”, which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights thereunder of the Company, the Trustee and the Holders of this PROCEEDS, and the terms upon which this PROCEEDS are to be authenticated and delivered.

The Company hereby covenants for the benefit of the Holders of this PROCEEDS, to the extent permitted by applicable law, not to claim voluntarily the benefits of any laws concerning usurious rates of interest against a Holder of this PROCEEDS.

4

This PROCEEDS is not subject to redemption by the Company or at the option of the Holder prior to the Stated Maturity.

In case an Event of Default with respect to this PROCEEDS shall have occurred and be continuing, the amount payable to a Holder of a PROCEEDS upon any acceleration permitted by this PROCEEDS, with respect to each Unit hereof, shall be equal to the amount payable on the Stated Maturity with respect to such Unit, calculated as though the date of acceleration were the Stated Maturity of this PROCEEDS, provided, however, the Index Adjustment Factor (as defined in Annex A) shall be applied to the values used to calculate the Supplemental Redemption Amount as if the PROCEEDS had not been accelerated and had remained outstanding to the Stated Maturity.

In case of default in payment of this PROCEEDS, whether at any Interest Payment Date, Stated Maturity or upon acceleration, from and after such date this PROCEEDS shall bear interest, payable upon demand of the Holders of this PROCEEDS, at the rate of 2.25% per annum on the unpaid amount due and payable on such date in accordance with the terms of this PROCEEDS to the date payment of such amount has been made or duly provided for.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than 66 2/3% in aggregate principal amount of the Securities at the time Outstanding of each series affected thereby. Holders of specified percentages in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of each series, are permitted to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this PROCEEDS shall be conclusive and binding upon such Holder and upon all future Holders of this PROCEEDS and of any PROCEEDS issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this PROCEEDS.

No reference herein to the Indenture and no provision of this PROCEEDS or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay any amount payable with respect to this PROCEEDS and any interest on any overdue amount thereof at the time, place and rate, and in the coin or currency herein prescribed.

As provided in the Indenture and subject to certain limitations set forth therein and on the first page hereof, the transfer of this PROCEEDS may be registered on the Security Register of the Company, upon surrender of this PROCEEDS for registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new PROCEEDS, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

5

The PROCEEDS are issuable only in registered form without coupons in denominations of a single Unit and integral multiples thereof. This PROCEEDS shall remain in the form of a global security held by a Depository. Notwithstanding the foregoing, if (x) any Depository is at any time unwilling or unable to continue as Depository and a successor depository is not appointed by the Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that this PROCEEDS shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to this PROCEEDS, this PROCEEDS shall be exchangeable for PROCEEDS in definitive form of like tenor and of an equal aggregate principal amount, in denominations of a single Unit and integral multiples thereof. Such definitive PROCEEDS shall be registered in such name or names as the Depository shall instruct the Trustee. If definitive PROCEEDS are so delivered, the Company may make such changes to the form of this PROCEEDS as are necessary or appropriate to allow for the issuance of such definitive PROCEEDS.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or governmental charge payable in connection therewith.

The Company and each Holder or beneficial owner of this PROCEEDS, by acceptance hereof, hereby agree to characterize and treat this PROCEEDS for all tax purposes as a debt instrument that is subject to U.S. Treasury Regulation section 1.1275-4(b) governing contingent payment debt instruments, and, where required, the Company shall file information returns with the Internal Revenue Service in accordance with this treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization or treatment of the PROCEEDS.

Prior to due presentment of this PROCEEDS for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this PROCEEDS is registered as the owner hereof for all purposes, whether or not this PROCEEDS be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this PROCEEDS which are defined in the Indenture but not in this PROCEEDS shall have the meanings assigned to them in the Indenture.

Unless the certificate of authentication hereon has been executed by JPMorgan Chase Bank, N.A., the Trustee under the Indenture, or its successor thereunder, by the manual signature of one of its authorized officers, this PROCEEDS shall not be entitled to any benefits under the Indenture or be valid or obligatory for any purpose.

6

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: July 6, 2005

CERTIFICATE OF AUTHENTICATION This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.	Merrill Lynch & Co., Inc.

[Copy of Seal]

JPMorgan Chase Bank, N.A., as Trustee	By:
Treasurer

By:	Attest:
Authorized Officer		Secretary

7

ANNEX A

Additional Definitions

The “Reference Index” means the S&P 500/DJ-AIG Commodity PROCEEDS Index, a composite index that will track the performance of hypothetical investments in two assets, the Basket Units (as defined below) and the Zero Coupon Bond Units (as defined below), and one liability, the Leverage Units (as defined below) (collectively, the “Index Components”). Provided that a Defeasance Event does not occur, the amount of hypothetical funds allocated to each of the Index Components is expected to vary over the term of the PROCEEDS. The Calculation Agent will adjust the allocations systematically using the Reference Index formula described below.

The daily closing values of the Reference Index, the Basket Units and the Zero Coupon Bond Units will be published on each Business Day on Reuters Page MEREDUS15 (or any successor page for the purpose of displaying those closing values as identified by the Calculation Agent) and will be the respective values determined as of approximately 4:00 p.m. (New York City time) on any Business Day.

The level of the Reference Index and the daily closing values of each of the Index Components will be calculated by the Calculation Agent. The level of the Reference Index was set to 97 on June 29, 2005 (the “Pricing Date”), with 77.35% of the hypothetical funds allocated to the Basket Units, 22.65% of the hypothetical funds allocated to the Zero Coupon Bond Units and 0% of the hypothetical funds allocated to the Leverage Units. Thereafter, the level of the Reference Index on any Business Day will equal the sum of closing value of the Basket Units in the Reference Index and the value of the Zero Coupon Bond Units in the Reference Index, less the value of Leverage Units representing hypothetical borrowed funds outstanding and reduced by a pro rata portion of the Index Adjustment Factor (as defined below).

In addition, the level of the Reference Index will include the value of the Basket Unit Income (as defined below), if any, if that income is to be hypothetically reinvested in the Basket Units at the close of business on the Commencement Date of the next Monthly Calculation Period.

The level of the Reference Index on any day that is not a Business Day will equal the level of the Reference Index on the previous day minus the Index Adjustment Factor and the Daily Leverage Charge (as defined below) for that day regardless of any changes in the levels of the Basket Indices on that day.

At the close of business on the last day of each Monthly Calculation Period (except for the last Monthly Calculation Period before the maturity date) and after effecting any reallocation for that day, the Calculation Agent will determine the Basket Unit Income. If, at that time, the level of the Reference Index (less any Basket Unit Income) is less than 105% of the Floor Level (as defined below), then the interest payment on the PROCEEDS for that monthly period will be zero. Under these circumstances, the Calculation Agent will be deemed to reinvest the Basket Unit Income at the close of business on the Commencement Date of the next Monthly Calculation Period in additional Basket Units at a price per unit that does not include that Basket Unit Income.

The level of the Reference Index will reflect a 1.15% per year annual reduction (the “Index Adjustment Factor”) that will be applied and accrue daily to the benefit of the Calculation Agent on the basis of a 365-day year from the date the PROCEEDS are issued to the public through the Valuation Date. The Index Adjustment Factor will remain at 1.15% per year for so long as any hypothetical funds are allocated to Basket Units. If at any time that allocation is zero, the Index Adjustment Factor will not apply.

To the extent that the hypothetical investment in the Basket Units is leveraged (i.e., increased with hypothetical borrowed funds) through the use of Leverage Units, the number of Leverage Units will be increased daily by an amount equal to the interest expense deemed to have been incurred on those funds (the “Daily Leverage Charge”). The Daily Leverage Charge will equal the number of Leverage Units outstanding on the applicable day multiplied by the Federal Funds rate on the applicable day plus 0.5%, divided by 360. This deemed interest expense will reduce the level of the Reference Index on each day that the Reference Index includes Leverage Units.

The Calculation Agent will deduct the “Basket Adjustment Factor” from the closing value of the Index Basket (as defined below), thereby reducing the value of the Basket Units. Because the level of the Reference Index is based in part on the value of the Basket Units, the Basket Adjustment Factor will reduce the level of the Reference

ANNEX A

Index. The Basket Adjustment Factor will equal a pro rata amount equal to 1.0% per year of the daily value of the Index Basket at the end of the previous day accrued daily on the basis of a 365-day year and will be subtracted from the Basket Unit Income at the end of each day prior to effecting any reallocation that day; provided, however, the value of the Basket Adjustment Factor for any monthly calculation period will not exceed the value of the Basket Unit Income for that monthly calculation period. The hypothetical value of the Basket Adjustment Factor will accrue to the benefit of the Calculation Agent. Because the Basket Adjustment Factor reduces the value of the Index Basket, the return on an investment in the “covered call” strategy represented by the Index Basket, and therefore the Reference Index and the PROCEEDS, will be less than a return on a “covered call” strategy on the Index Basket that did not include the Basket Adjustment Factor.

If the value (including a closing value) of any component of the Reference Index is unavailable on any Business Day because of a Market Disruption Event or otherwise, unless deferred by the Calculation Agent as described below, the Calculation Agent will determine the value of each Index Component for which no value is available as follows:

•	the level of the Equity Index when no level is available will be the arithmetic mean, as determined by the Calculation Agent, of the level of the Equity Index obtained from as many dealers in equity securities (which may include Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or any of our other subsidiaries or affiliates), but not exceeding three of those dealers, as will make that level available to the Calculation Agent;

•	the level of the Commodity Index when no level is available will be the arithmetic mean, as determined by the Calculation Agent, of the level of the Commodity Index obtained from as many dealers in commodities (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding three of those dealers, as will make that level available to the Calculation Agent; and

•	the value of any hypothetical call option related to a Basket Index for which no value is available will be the arithmetic mean, as determined by the Calculation Agent, of the offer prices of that option obtained from as many dealers in options (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding three of those dealers, as will make that value available to the Calculation Agent.

The Calculation Agent will use the levels of the Basket Indices and the one-month generic U.S. government obligation yield, the divided yield and the value of the hypothetical call options to determine the value of the Basket Units. The Calculation Agent will then calculate the level of the Reference Index and, if earlier than the Valuation Date, will determine whether an Allocation Determination Event has occurred.

The determination of any of the above values or of an Allocation Determination Event by the Calculation Agent in the event any of those values is unavailable may be deferred by the Calculation Agent for up to ten consecutive Business Days on which Market Disruption Events are occurring. Following this period, the Calculation Agent will determine the relevant values in consultation with the Company. No reallocation of the level of the Reference Index will occur on any day the determination of any of the above values is so deferred.

Each “Basket Unit” will track the value of an initial US$100 hypothetical investment in the Index Basket.

“Basket Unit Income” means the hypothetical income, if any, deemed to be derived from the Basket Units held in the Reference Index over each Monthly Calculation Period, and the level of the Reference Index at the end of that period as described in the next paragraph. The “Basket Unit Income” will be determined on the Interest Determination Date for that Monthly Calculation Period and will be based on (a) the yield on the hypothetical investment in one-month U.S. government obligations, (b) the cash dividends in respect of the stocks included in the Equity Index and (c) the value of premiums in respect of call options on the Basket Indices. The Zero Coupon Bond Units and the Leverage Units will not produce hypothetical income for purposes of the interest payments on the PROCEEDS.

ANNEX A

The interest payment on the PROCEEDS, if any, for any Monthly Calculation Period will be based on figures determined on the Interest Determination Date and will equal:

Number of Basket Units × Adjusted Monthly Income

provided the Calculation Agent determines that the level of the Reference Index (less any Basket Unit Income) is greater than 105% of the Floor Level at the close of business on the Interest Determination Date for any Monthly Calculation Period, except the last Monthly Calculation Period before the maturity date, for which any interest payment will be paid in addition to the Supplemental Redemption Amount.

Interest will be calculated from, and including, each Commencement Date to, but excluding, the next Commencement Date, provided that the initial Monthly Calculation Period will commence on, and include, the initial settlement date for the PROCEEDS and the final Monthly Calculation Period will extend to, and include, the Valuation Date. No interest will accrue on the PROCEEDS after the Valuation Date. The interest payment date related to any Monthly Calculation Period with respect to which interest is paid will be the interest payment date following the Interest Determination Date of the applicable Monthly Calculation Period or, with respect to the final Monthly Calculation Period, the stated maturity date. The Calculation Agent will notify the indenture trustee of the amount of interest payable on or before the second Banking Business Day immediately following the Interest Determination Date of the applicable Monthly Calculation Period. Interest will be payable to the persons in whose names the PROCEEDS are registered at the close of business on the Commencement Date.

If at the close of business on the Interest Determination Date of any Monthly Calculation Period (except the last Monthly Calculation Period before the maturity date) the Calculation Agent determines that the level of the Reference Index (less any Basket Unit Income) is less than 105% of the Floor Level, the Basket Unit Income relating to that Monthly Calculation Period will be deemed invested in the Basket Units at the close of business on the next Commencement Date (by increasing the number of Basket Units included in the Reference Index) and no interest will be payable on the PROCEEDS on the interest payment date relating to that Monthly Calculation Period.

If the amount allocated to the Basket Units is zero at any time during the term of the PROCEEDS (either following a Allocation Determination Event or a Defeasance Event), it will remain zero for the remaining term of the PROCEEDS and no interest will be paid for the remaining term of the PROCEEDS.

The “Index Basket” is a hypothetical investment which employs a “covered call” strategy in which (i) an investment in each of the Basket Indices is purchased, (ii) the investment in the Commodity Index is fully collateralized with hypothetical one-month U.S. government obligations and (iii) call options on the Basket Indices are sold on a monthly basis for a one month term. The Basket Indices will be initially equally weighted based upon their respective levels and will be rebalanced annually. Full collateralization of the hypothetical investment in the Commodity Index means full collateralization of the futures contracts comprising the Commodity Index, which is achieved when hypothetical assets equal to the notional values of such futures contracts at the time that the Reference Index is rebalanced are posted as collateral.

The value of the Index Basket will also include the value of dividends on the stocks included in the Equity Index, as well as the yield on the hypothetical U.S. government obligations collateralizing the Commodity Index. The “dividend yield” for Equity Index is determined by annualizing, for each stock included in that Basket Index, the last quarterly, semiannual or annual ordinary cash dividend for which the ex-dividend date has occurred, excluding any extraordinary dividend, summing the result and then dividing that result by the last available level of that Basket Index on the date that dividend yield is to be determined. The yield of the hypothetical one-month U.S. government obligations will be based upon the one-month generic U.S. government obligation yield (symbol: USGG1M) as published by Bloomberg.

The Index Multipliers will be recalculated by the Calculation Agent on the Interest Determination Date for the month of each year during which the anniversary of the Pricing Date occurs (the “Annual Rebalancing Date”). The “Index Multiplier” is set so that each Basket Index represents approximately an equal percentage of the Index Basket as of the Annual Rebalancing Date. As an example, if the value of the Index Basket as of the close of business on an Annual Rebalancing Date equaled 120, then each of the two Basket Indices would be allocated a portion of the value of the Index Basket equal to 60 and if, for example, the equivalent of the closing level of the

ANNEX A

Equity Index on the Annual Rebalancing Date was 1,200, the applicable Index Multiplier would be 0.050. If the Index Basket equaled 180, then each of the two Basket Indices would be allocated a portion of the value of the two Basket Indices equal to 90 and if the closing level of the Equity Index on the Annual Rebalancing Date was 1,200, the applicable Index Multiplier would be 0.075.

Hypothetical one-month U.S. government obligations representing a full collateralization of the hypothetical investment in the Commodity Index were purchased on the Pricing Date. In order for these hypothetical U.S. government obligations to represent a full collateralization of the hypothetical investment in the Commodity Index, they were purchased in an amount equal to the notional values of the futures contracts underlying the Commodity Index at that time, and the notional value of the hypothetical one-month government obligations will be adjusted upon each reallocation of the hypothetical assets tracked by the Reference Index to reflect the new notional values of the futures contracts underlying the hypothetical investment in the Commodity Index.

The yield of the hypothetical one-month government obligations will be based upon the generic U.S. government one-month yield as published under symbol USGG1M on Bloomberg and reflect the yield of the one-month government obligations through the next Commencement Date.

In order to preserve the continuity of the value of the Index Basket, if any hypothetical call option has a value greater than zero at expiration, the Index Multiplier of the related Basket Index will be reduced by an amount that, when multiplied by the closing level of the related Basket Index on the last Index Business Day of the monthly period, equals the value of the hypothetical option at expiration.

The value of the Index Basket will be calculated at the close of business on each Business Day by the Calculation Agent and published on Reuters Page MEREDUS15 (or any successor page for the purpose of displaying that value as identified by the Calculation Agent). The value of the Index Basket will be equal to 100 on the Pricing Date. The value of the Index Basket on each Business Day will equal the sum of the closing levels of the Basket Indices and the Adjusted Monthly Income, less the Current Option Value. The value of the Index Basket on any day that is not a Business Day will equal the value of the Index Basket on the previous Business Day as reduced by the pro rata portion of the Basket Adjustment Factor for that day.

If any hypothetical call option has a value greater than zero at expiration, the value of that option will be removed from the value of the Index Basket at the close of business on the day the option expires. In order to preserve the continuity of the value of the Index Basket following any removal, the contributing value of the related Basket Index to the Index Basket will be reduced by an amount equal to the value of the option at expiration. This reduction will be effected by decreasing the Index Multiplier of the related Basket Index by an amount that, when multiplied by the equivalent of the closing level of the related Basket Index on the Interest Determination Date of the Monthly Calculation Period, equals the value of the hypothetical option at expiration. The reduction of the Index Multiplier of a Basket Index under these circumstances will reduce the contributing value of the Basket Index to the Index Basket. Because these reductions will have the effect of ensuring the continuity of the value of the Index Basket, they will not result in Allocation Determination Events. The reduced Index Multiplier will be used to calculate the value of the Index Basket, and thus the value of the Basket Units, through the following. Monthly Calculation Period

The value of a cash dividend or distribution will be included in the Basket Unit Income at the close of business on the ex-dividend date for that dividend or distribution. The value of interest in respect of hypothetical one-month U.S. government obligations will be included in the Basket Unit Income at the close of business on the date on which it is accrued. The value of premiums in respect of hypothetical call options will be included in the Basket Unit Income at the close of business on the day on which the hypothetical call option is priced.

The Basket Unit Income will be removed from the value of the Index Basket at the close of business on the Interest Determination Date of the related Monthly Calculation Period. The Basket Unit Income will be zero until hypothetical call options are priced during the following Monthly Calculation Period, any interest is accrued or until the next ex-dividend date for a stock included in a Basket Index. The removal of Basket Unit Income will reduce the value of the Index Basket and may therefore cause an Allocation Determination Event in which the allocation to the Basket Units is reduced, even if the levels of the Basket Indices have not fallen.

ANNEX A

If at any time the publisher of a Basket Index (each an “Index Publisher”) makes a material change in the formula for or the method of calculating its respective Basket Index or any successor index or in any other way materially modifies that index so that the index does not, in the opinion of the Calculation Agent, fairly represent the level of that index had those changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York, New York, on each date that the closing level of that index is to be calculated, make any adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a level of a stock index comparable to that index as if those changes or modifications had not been made, and calculate the closing level with reference to that index, as so adjusted. Accordingly, if the method of calculating a Basket Index or successor index is modified so that the level of that index is a fraction or a multiple of what it would have been if it had not been modified, e.g., due to a split, then the Calculation Agent will make appropriate adjustments to that index in order to arrive at a level of that index as if it had not been modified, e.g., as if a split had not occurred.

If an Index Publisher discontinues publication of its respective Basket Index and the Index Publisher or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to that Basket Index (a “successor index”), then, upon the Calculation Agent’s notification of that determination to the indenture trustee and the Company, the Calculation Agent will substitute the successor index as calculated by the relevant Index Publisher or any other entity for that Basket Index and calculate the Ending Value. Upon any selection by the Calculation Agent of a successor index,the Company will cause notice to be given to holders of the PROCEEDS.

In the event that an Index Publisher discontinues publication of its respective Basket Index and:

•	the Calculation Agent does not select a successor index; or

•	the successor index is not published on the Valuation Date,

the Calculation Agent will compute a substitute level for that Basket Index in accordance with the procedures last used to calculate that Basket Index before any discontinuance. If a successor index is selected or the Calculation Agent calculates a level as a substitute for that Basket Index as described below, the successor index or level will be used as a substitute for that Basket Index for all purposes, including the purpose of determining whether a Market Disruption Event exists.

If an Index Publisher discontinues publication of its respective Basket Index before the Valuation Date and the Calculation Agent determines that no successor index is available at that time, then on each Business Day until the earlier to occur of:

•	the determination of the Ending Value; or

•	a determination by the Calculation Agent that a successor index is available,

the Calculation Agent will determine the value that would be used in computing the Supplemental Redemption Amount as described in the preceding paragraph as if that day were the Valuation Date. The Calculation Agent will cause notice of each value to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation and arrange for information with respect to these values to be made available by telephone.

Notwithstanding these alternative arrangements, discontinuance of the publication of a Basket Index may adversely affect trading in, or the trading value of, the PROCEEDS.

Each “Zero Coupon Bond Unit” will track the value of a $100 face value hypothetical investment in a hypothetical zero coupon bond maturing on the scheduled Valuation Date with a yield equal to the applicable zero coupon yield based upon USD swap rates as published on Bloomberg Page EDS. The applicable zero coupon yield will be estimated from the USD swap rate yields corresponding to the published maturities closest in time to the scheduled Valuation Date. The Calculation Agent may, when necessary, estimate the applicable zero coupon yield

ANNEX A

by interpolating the appropriate USD swap rate yields based on those published maturities. The Zero Coupon Bond Units will bear no interest after the scheduled Valuation Date.

Each “Leverage Unit” will track the value of US$1 of hypothetical borrowings used to increase the exposure to the Basket Units. To the extent that exposure to the Basket Units is leveraged (i.e., increased with borrowed funds) through the use of Leverage Units, the number of Leverage Units will be increased daily by an amount equal to the Daily Leverage Charge. The Daily Leverage Charge will reduce the level of the Reference Index.

A “Defeasance Event” will have been deemed to have occurred if the Cushion is less than 1% on any Business Day. Upon the occurrence of a Defeasance Event, no hypothetical funds will be allocated to the Basket Units for the remaining term of the PROCEEDS.

If, at the time of a Defeasance Event, the amount resulting from the hypothetical sale of the Basket Units added to the value of the Zero Coupon Bond Units in the Reference Index is greater than the Floor Level, then that excess amount will be allocated in Zero Coupon Bond Units and the Reference Index will track the value of one Zero Coupon Bond Unit plus this additional excess amount for the remaining term of the PROCEEDS. If the amount resulting from the hypothetical sale of the Basket Units added to the value of the Zero Coupon Bond Units in the Reference Index is equal to or less than the Floor Level, then the Reference Index will track the value of one Zero Coupon Bond Unit for the remaining term of the PROCEEDS.

Because the amount of the interest payments on the PROCEEDS will depend on the performance of the Basket Units in the Reference Index, no interest will be paid for the remaining term of the PROCEEDS after the occurrence of a Defeasance Event. In addition, the Reference Index will not participate in any subsequent increase in the value of the Basket Units and your payment on the maturity date will be limited to the $10 principal amount per unit (except as described in the first sentence of the immediately preceding paragraph).

Upon the occurrence of a Defeasance Event, no hypothetical funds will be allocated to the Basket Units for the remaining term of the PROCEEDS, even if at the close of business on that Business Day the value of the Cushion is greater than 1%.

“Federal Funds rate” means:

(A) the rate on any day for United States dollar federal funds as published in H.15(519) under the caption “Federal Funds (Effective)” and displayed on Bloomberg or any successor service on page FEDL or any other page as may replace page FEDL on that service (Bloomberg Page FEDL); or

(B) if the rate referred to in clause (A) does not appear on Bloomberg Page FEDL or is not published by 3:00 P.M., New York City time, on the relevant date, the rate on that date for United States dollar federal funds as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Federal Funds (Effective); or

(C) if the rate referred to in clause (B) is not published by 3:00 P.M., New York City time, on the relevant date, the rate on that date calculated by the Calculation Agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York, which may include MLPF&S or its affiliates, selected by the Calculation Agent as of 9 A.M., New York City time, on that date; or

(D) if the brokers selected by the Calculation Agent are not quoting as mentioned in clause (C), the Federal Funds rate in effect on that date.

An “Allocation Determination Event” will occur and a reallocation will be effected if the absolute value of the difference in (i) the closing value of the Basket Units in the Reference Index divided by the closing level of the Reference Index on any Business Day and (ii) the Targeted Exposure is greater than 5% of the Targeted Exposure. In general, the Targeted Exposure may increase following increases in the value of the Basket Units or

ANNEX A

decreases in the Floor Level (due to interest rate increases). Using Leverage Units, the Targeted Exposure may equal up to 150% (the “Maximum Leverage”). In general, the Targeted Exposure may decrease following decreases in the value of the Index Basket or increases in the Floor Level (due to interest rate decreases).

The Calculation Agent will determine whether an Allocation Determination Event has occurred at the beginning of each Business Day up to and including the Valuation Date. For purposes of determining an Allocation Determination Event, the value of hypothetical call options in the Index Basket will be determined using mid-market implied volatility (or the arithmetic mean of bid-side and offered-side implied volatility).

The Calculation Agent may defer the determination of the values of the Basket Units and the Zero Coupon Bond Units for up to ten consecutive Business Days on which Market Disruption Events are occurring. Following this deferral period, the Calculation Agent will determine the values of the Basket Units and the Zero Coupon Bond Units. No reallocation of the hypothetical funds tracked by the Reference Index will occur on any day the determination of the value of the Basket Units and the Zero Coupon Bond Units is deferred by the Calculation Agent.

If the Calculation Agent determines that an Allocation Determination Event has occurred, the Calculation Agent will determine the Targeted Exposure, or the percentage of the hypothetical funds that must be allocated to the Basket Units pursuant to the formula. The Targeted Exposure will be determined on the basis of values at the close of business on the previous Business Day. At the close of business on the Business Day on which an Allocation Determination Event has occurred, the Calculation Agent will reallocate the hypothetical funds.

Reallocations may involve hypothetical sales and purchases of Basket Units and Zero Coupon Bond Units. The number of Basket Units to be hypothetically sold or purchased will be determined by the Calculation Agent at the beginning of each Business Day on which the Calculation Agent has determined that an Allocation Determination Event has occurred. However, those hypothetical sales or purchases will be effected at the values (as determined by the Calculation Agent) of Basket Units and Zero Coupon Bond Units at the close of business on the date of reallocation. Any reallocation on the Interest Determination Date of any Monthly Calculation Period will be effected through the hypothetical purchase or sale of Basket Units at a price that includes the Basket Unit Income for that Monthly Calculation Period. Hypothetical purchases of Basket Units will be made at prices that reflect the value of call options determined using bid-side implied volatility and hypothetical sales of Basket Units will be made at prices that reflect the value of call options determined using offered-side implied volatility.

If the reallocation results in an increased percentage of hypothetical funds tracked by the Reference Index allocated to the Basket Units, the reallocation will involve the hypothetical sale of Zero Coupon Bond Units and the hypothetical purchase of Basket Units with the hypothetical proceeds of the sale. Any purchase of Basket Units that cannot be effected through the sale of Zero Coupon Bond Units will be effected using the Leverage Units. The Leverage Units will be increased by the amount necessary to purchase the Basket Units, subject to the Maximum Leverage.

The hypothetical sale of Zero Coupon Bond Units will be made at prices that reflect the value of zero coupon bonds determined using relevant offered-side swap rates. The hypothetical purchase of Zero Coupon Bond Units will be made at prices that reflect the value of zero coupon bonds determined using relevant bid-side swap rates.

If the reallocation results in a decreased percentage of hypothetical funds tracked by the Reference Index allocated to the Basket Units, the reallocation will involve the hypothetical sale of Basket Units. The hypothetical proceeds of this sale will be used first to reduce any allocation to the Leverage Units to zero and then to make hypothetical purchases of Zero Coupon Bond Units.

The number of Basket Units and Zero Coupon Bond Units in the Reference Index will then be adjusted to reflect the units hypothetically sold or purchased as a result of the reallocation.

The Calculation Agent will determine whether an Allocation Determination Event has occurred and, if so, the Targeted Exposure based on the values of the Reference Index, the Basket Units and the Floor Level at the close

ANNEX A

of business on the previous Business Day and any necessary reallocation will be effected at the close of business on the Business Day on which the occurrence of the Allocation Determination Event is determined. As a result:

•	the Calculation Agent may determine that an Allocation Determination Event has occurred even if the values of the Reference Index, the Index Basket and the Floor Level at the time the reallocation is effected would not result in an Allocation Determination Event;

•	the Reference Index will be exposed to a greater extent of the losses on the Basket Units between the determination of the occurrence of an Allocation Determination Event and the resulting reallocation as it would if a reallocation were effected immediately following determination of the Targeted Exposure;

•	the Reference Index will not participate as fully in any appreciation of the Basket Units that occurs between the determination of the occurrence of an Allocation Determination Event and the resulting reallocation as it would if the reallocation were effected immediately following determination of the Targeted Exposure; and

•	the Calculation Agent may effect a greater or lesser allocation to the Basket Units than otherwise would be required if the occurrence of an Allocation Determination Event were determined by the Calculation Agent at the end of that Business Day.

If the amount allocated to the Basket Units falls to zero at any time, it will remain zero for the remaining term of the PROCEEDS and the reallocation procedures described in this section will no longer apply. If the value of the Basket Units subsequently increases, the Reference Index will not participate in that increase.

If at any time during any Index Business Day the level of either Basket Index has declined from its closing level on the previous Index Business Day by 10% or more, the Calculation Agent, as soon as reasonably practicable, will determine the Targeted Exposure and reallocate the hypothetical funds tracked by the Reference Index at the close of business on the Business Day that decline is determined so that the percentage of hypothetical funds invested in the Basket Units is as close as is reasonably practicable to the Targeted Exposure. This reallocation will be effected even if an Allocation Determination Event has not occurred and, if an Allocation Determination Event was determined to have occurred at the beginning of that Business Day, the reallocation of hypothetical funds determined in connection with that Allocation Determination Event will be disregarded.

The target allocation of hypothetical funds tracked by the Reference Index to the Basket Units (the “Targeted Exposure”) upon the occurrence of an Allocation Determination Event will depend on the last available closing level of the Reference Index (the “Last Value”), the Floor Level and the Trading Multiple, and is subject to the Maximum Leverage.

The Targeted Exposure will equal:

Cushion x Trading Multiple,

provided, the Targeted Exposure cannot be greater than 150% or less than 0%.

If the Targeted Exposure is greater than 100%, the hypothetical borrowed funds necessary to make the hypothetical investment in the Basket Units in excess of 100% of the level of the Reference Index will be obtained through the allocation to the Leverage Units.

The “Cushion” equals: (Last Value minus the Floor Level)/Last Value; provided, however, that in no instance will the Cushion be less than zero.

The “Floor Level” for any date will equal the value of a hypothetical zero coupon bond maturing on the scheduled Valuation Date with a yield equal to the applicable zero coupon yield based upon USD swap rates, plus the Fee Protection Factor, if any.

ANNEX A

The “Trading Multiple” is set at 5.0.

“ZCBU Value” means the then current value of the Zero Coupon Bond Units.

The “Zero Coupon Bond Unit Contribution” equals:

(10% - ((Last Value – ZCBU Value) / Last Value)) / 9%

provided, however, that in no instance will the Zero Coupon Bond Unit Contribution be less than zero or greater than one. Upon the occurrence of a Defeasance Event where the amount resulting from the hypothetical sale of the Basket Units added to the value of the Zero Coupon Bond Units in the Reference Index is greater than the Floor Level, the Zero Coupon Bond Unit Contribution will equal one.

The “Fee Protection Factor” will increase the Floor Level when the then current value of the Zero Coupon Bond Units (“ZCBU Value”) equals 90% or more of the Last Value. In that case, the Floor Level will be increased upon the occurrence of an Allocation Determination Event by an amount equal to:

.20 x the number of years to the maturity date x Zero Coupon Bond Unit Contribution where the number of years to the maturity date allows for fractional years.

The “Current Option Value” is the sum of the mark-to-market value of each hypothetical call option and will be determined by the Calculation Agent at the close of business on each Business Day using accepted option valuation methods. The valuation methods take into account variables such as:

•	the closing level of the related Basket Index as of the time the hypothetical call option is valued;

•	the cumulative normal distribution function (a fixed statistical function), which determines the probability of a variable falling within a given range under specified conditions;

•	the exercise price of the hypothetical call option;

•	in the case of the Equity Index, the computed continuously compounded annualized current dividend yield on the Equity Index based on expected dividends;

•	the U.S. dollar interest rate as of the time the hypothetical call option is valued, converted into a continuously compounded rate; and

•	the implied volatility of the related Basket Index (determined by the Calculation Agent as described below).

At the time the hypothetical call option is priced, the interest rate will equal LIBOR as calculated and published at that time by Bloomberg Financial Markets, or another recognized source selected by the Calculation Agent at that time, based on the time to maturity of that hypothetical call option. During the remaining term of the hypothetical call option, the interest rate will equal the published interest rate for a term identical to the remaining term of the hypothetical call option. If an interest rate for a term identical to the remaining term of the hypothetical call option is not published, the Calculation Agent will determine the interest rate used to compute the value of an option by interpolating between the published rate for a shorter term nearest to the term of the hypothetical call option and the published rate for a longer term nearest to the term of the hypothetical call option. All interest rates will be converted by the Calculation Agent into a rate compounded on a continuous basis.

The annualized current dividend yield for the Equity Index on which an option is priced will be calculated on any Business Day by annualizing (based on a 365-day year) to the end of that Monthly Calculation Period the result obtained by summing the ordinary dividend or dividends historically paid by each issuer of a stock included in that Basket Index during the most recent period corresponding to the current Monthly Calculation Period (or if the

ANNEX A

issuer of that stock has publicly disclosed that any dividend payable during the Monthly Calculation Period in which the hypothetical call option is being priced will be a different amount than the most recent corresponding historical dividend, the amount publicly disclosed by that issuer) and then dividing that result by the closing level of the Equity Index on that day. The annualized current dividend yield for any stock included in the Equity Index on which an option is priced will be zero:

•	for the remainder of each Monthly Calculation Period following the ex-dividend date for that stock corresponding to the final ex-dividend date in the most recent period corresponding to the current Monthly Calculation Period; and

•	in each Monthly Calculation Period in which an ordinary dividend has not been payable historically (because the dividend is payable annually, semiannually, quarterly or otherwise),

in either case, unless and until the issuer of that stock publicly discloses a dividend payable during the remainder of that Monthly Calculation Period, in which case the annualized current dividend yield will be calculated using the amount publicly disclosed by that issuer.

The implied volatility of a hypothetical call option on any Business Day is:

•	when hypothetically purchasing Basket Units, the bid-side implied volatility;

•	when hypothetically selling Basket Units, the offered-side implied volatility; and

•	under all other circumstances, the mid-market implied volatility (i.e., the arithmetic mean of the bid-side and offered-side implied volatility)

of the relevant Basket Index as determined by the Calculation Agent by interpolating from the implied volatility surface for the most comparable call options listed on the AMEX, the Chicago Board Options Exchange, the International Securities Exchange or other applicable exchanges on the relevant Basket Index as determined by the Calculation Agent in accordance with option pricing methodologies selected by the Calculation Agent, taking into account the nearest exercise price and maturity and using the interest rate and dividend yield determined as described above.

If no value of a hypothetical call option is available on any date because of a Market Disruption Event, because the Calculation Agent determines that the market for the listed options described above is not sufficiently liquid (based upon factors including, but not limited to, the time elapsed since the last trade in options relating to the relevant Basket Index, the size of the open interest in call options with related exercise prices and maturities relating to that Basket Index and the size of the bid-offer relative to the number of hypothetical options related to that Basket Index to be priced on that day in respect of the PROCEEDS then outstanding) for the purpose of calculating the implied volatility of any hypothetical call option or otherwise, or if the reported prices for the listed options described above contain or are the result of manifest error, unless deferred by the Calculation Agent as described in the next paragraph, the value of that hypothetical call option will be the arithmetic mean, as determined by the Calculation Agent, of the value of that option obtained from as many dealers in options (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding three of these dealers, as will make that value available to the Calculation Agent.

The Calculation Agent may defer the determination of the values of the hypothetical call options for up to ten consecutive Business Days on which Market Disruption Events are occurring. Following this period, the Calculation Agent will determine the values of the hypothetical call options in consultation with the Company. No determination of the value of the Index Basket or reallocation of hypothetical funds in the Reference Index will occur on any day the determination of the values of the hypothetical call options is deferred by the Calculation Agent.

The Calculation Agent will price hypothetical cash-settled call options relating to each of the Basket Indices on a monthly basis for a one month term, beginning on the Pricing Date. Hypothetical call options on each

ANNEX A

Basket Index will be priced on the Commencement Date of each Monthly Calculation Period. The value of the hypothetical call options relating to a Basket Index will correlate to the value of the notional amount of that Basket Index used to calculate the value of the Index Basket on the day the options are priced.

Each hypothetical call option will:

•	expire on the Interest Determination Date of the Monthly Calculation Period;

•	be automatically settled on the Interest Determination Date of the Monthly Calculation Period if the closing level of that Basket Index on that day exceeds the exercise price; and

•	have an exercise price greater than or equal to 102% of the closing level of the related Basket Index on the day the hypothetical call option is priced.

The exercise price of each hypothetical call option will be determined through the bidding process described below. Before seeking bids on the exercise price of a hypothetical call option, the Calculation Agent will determine the option’s Targeted Monthly Premium. Once the Calculation Agent has determined the Targeted Monthly Premium for a hypothetical call option, it will seek exercise prices for that hypothetical call option from as many dealers in options (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding five of those dealers, as will make bid prices available to the Calculation Agent. The exercise price for the hypothetical call option will equal the highest exercise price quoted by these dealers or, in the Calculation Agent’s absolute discretion, any higher exercise price as the Calculation Agent determines to be quoted by another principal market participant, and the value of this hypothetical call option and the related Targeted Monthly Premium will be included in the value of the Index Basket at close of business on the day the hypothetical call option is priced.

If the highest exercise price bid is less than 102% of the closing level of the related Basket Index on the day the hypothetical call option is priced, the Calculation Agent will set the exercise price of the hypothetical call option at 102% of the closing level of the related Basket Index on the day the hypothetical call option is priced and will seek quotations for premiums for the hypothetical call option from as many dealers in options (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding five of those dealers, as will make bid prices available to the Calculation Agent. The premium for the hypothetical call option will equal the highest premium quoted by these dealers or, in the Calculation Agent’s absolute discretion, any higher exercise price as the Calculation Agent determines to be quoted by another principal market participant, and the value of this hypothetical call option and the related premium will be included in the value of the Index Basket at the close of business on the day the hypothetical call option is priced. Under these circumstances, the Basket Unit Income will be less than it would have been if the highest exercise price bid had been greater than or equal to 102% of the closing level of the related Basket Index on the day the hypothetical call option was priced, except, in the case of the Equity Basket Unit, to the extent that the value of the dividends on the stocks included in the Basket Indices are higher than the value of the historical dividends on those stocks by an amount sufficient to offset the difference between the actual Basket Unit Income and the Basket Unit Income that would have resulted if the premium in respect of each hypothetical call option had been equal to its Targeted Monthly Premium.

In seeking exercise prices or premiums from dealers in options in respect of hypothetical call options relating to either of the Basket Indices, the Calculation Agent may reject any exercise price or premium that does not meet the requirements for hypothetical call options stated above or that relates to a notional amount of the related Basket Index that is different than the notional amount of that Basket Index used to calculate the value of the Index Basket with respect to the outstanding number of PROCEEDS at the close of business on the Index Business Day for the related Basket Index prior to the date on which the options are priced.

The level of any Basket Index on any Index Business Day for that Basket Index will be the level as published by the applicable Index Publisher. The level of any Basket Index on any day that is not an Index Business Day for that Basket Index where a Market Disruption Event has not occurred will equal the level of that Basket Index on the previous Index Business Day.

ANNEX A

The terms of the hypothetical call options will provide for adjustments to reflect the occurrence of a modification affecting a Basket Index (such as, for example, a split).

The “Adjusted Monthly Income” will equal the sum of the hypothetical income related to each of the Basket Indices (the “Monthly Income”), reduced by the pro rata portion of the Basket Adjustment Factor. The Monthly Income for the Equity Index will be the sum of (i) the cash dividends per share in respect of the stocks included in the Equity Index during that Monthly Calculation Period and the Targeted Monthly Premium, less the Premium Adjustment, if any, multiplied by the applicable Index Multiplier and (ii) the value of premiums in respect of hypothetical call options. The Monthly Income for the Commodity Index will be the sum of (i) the interest accrued daily from and including the Commencement Date of the relevant period to, but excluding, the Commencement Date of the next period on the notional amount of hypothetical one-month U.S. government obligations hypothetically held as collateral based on the one-month generic U.S. government obligation yield (symbol: USGG1M) as published by Bloomberg and the Targeted Monthly Premium, less the Premium Adjustment, if any, multiplied by the applicable Index Multiplier and (ii) the value of premiums in respect of hypothetical call options.

The “Targeted Monthly Premium” equals the adjusted annual target yield less the dividend yield or the Treasury yield, as the case may be, as determined by the Calculation Agent on that Basket Index on the Commencement Date of that Monthly Calculation Period, multiplied by the closing level of that Basket Index on the day the hypothetical call option is priced, divided by 12. The adjusted annual target yield is obtained by increasing the annual target yield of 10% on the Index Basket on the Commencement Date of each Monthly Calculation Period by an amount intended to, but which may or may not, offset the value of the Basket Adjustment Factor. The annual target yield has the rate described above, and does not represent a guarantee, representation or estimate of the actual annual yield of the PROCEEDS.

If the highest exercise price bid for any option is less than 102% of the closing level of the related Basket Index on the day the hypothetical call option is priced, a premium adjustment will be subtracted from the cash dividends and the Targeted Monthly Premium. A “Premium Adjustment” is the difference between the Targeted Monthly Premium in respect of that Basket Index and the actual highest monthly premium in respect of that hypothetical call option with an exercise price equal to 102% of the closing level of that Basket Index.